FOR IMMEDIATE RELEASE	December 19, 2006

Cintas Corporation Reports Second Quarter Fiscal 2007
Revenue and Earnings
Revenue increases 10.5%
Earnings Per Diluted Share increases 10.9%

CINCINNATI, December 19, 2006 -- Cintas Corporation (Nasdaq:CTAS) today reported revenue for the second quarter of fiscal 2007 of $923.3 million, a 10.5% increase from the previous year’s second quarter revenue of $835.8 million. Earnings per diluted share of $0.51 increased 10.9% from $0.46 per diluted share last year, and net income of $82.5 million increased 7.4% from $76.8 million last year.

Scott D. Farmer, President and Chief Executive Officer, stated, “I am proud to announce that we have achieved both revenue growth and earnings per share growth in excess of 10%. Our results are a tribute to the effort that our more than 32,000 employee partners make every day in servicing our 700,000 business customers. We continue to allocate capital and resources to grow the company at double digit rates while maintaining strong profit margins. This marks our sixth consecutive quarter of achieving revenue growth in excess of 10%.

“During the second quarter, we purchased approximately 660,000 shares of Cintas common stock under our authorized share buyback program at a cost of $27.5 million. Since the inception of this program, we have now bought back approximately 12.8 million of our outstanding shares at a cost of approximately $524 million. These purchases, coupled with acquisitions made during the second half of fiscal 2006, have increased our debt levels and in turn our interest expense. We are pleased to report a healthy 10.1% improvement in our earnings before interest and taxes over the second quarter of fiscal 2006.”

Mr. Farmer added, “We continue to implement our new sales structure and now have the new organization in place. Orientation and training of affected partners continues to be on schedule. Once our employee partners become fully oriented and acclimated to their roles, we expect the new organization to drive future improvements in internal growth. The new sales structure is designed to better develop and execute additional cross-selling opportunities and improve sales productivity.”

Strong Balance Sheet

The Company’s balance sheet continues to be strong. Despite increased debt levels related to acquisitions made in late fiscal 2006 and the Company’s share repurchase program, debt to total capitalization as of November 30, 2006 was only 27.4%. Cash and marketable securities were $172.2 million as of November 30, 2006. As marketable securities mature, it is the Company’s intention to use the funds to reduce its outstanding debt under its commercial paper program, contingent upon other cash needs. Total shareholders’ equity was $2.1 billion.

Outlook

Mr. Farmer commented, “Based on our sales results through the second quarter and more consistent energy costs as compared to fiscal 2006, we reiterate our fiscal 2007 guidance which calls for fiscal 2007 revenue of $3.77 to $3.85 billion and diluted earnings per share of $2.10 to $2.20. We expect fiscal 2007 to be another record year at Cintas, which would result in our 38th consecutive year of growth in sales and earnings.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 37 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer - 513-573-4211
Michael L. Thompson, Vice President and Treasurer - 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	Nov. 30, 2006	Nov. 30, 2005 (Restated)*	% Chng.	Nov. 30, 2006	Nov. 30, 2005 (Restated)*	% Chng.
Revenue:
Rentals	$684,491	$631,590	8.4	$1,372,149	$1,259,598	8.9
Other services	238,775	204,195	16.9	465,278	399,662	16.4
Total revenue	$923,266	$835,785	10.5	$1,837,427	$1,659,260	10.7

Costs and expenses (income):
Cost of rentals	$380,015	$349,658	8.7	$758,315	$689,083	10.0
Cost of other services	152,178	135,666	12.2	297,558	264,228	12.6
Selling and administrative expenses	248,628	221,044	12.5	492,756	445,594	10.6
Interest income	(1,623)	(1,332)	21.8	(3,149)	(3,034)	3.8
Interest expense	12,483	7,484	66.8	24,915	14,820	68.1
Total costs and expenses	$791,681	$712,520	11.1	$1,570,395	$1,410,691	11.3

Income before income taxes	$131,585	$123,265	6.7	$267,032	$248,569	7.4
Income taxes	49,058	46,426	5.7	99,543	93,308	6.7
Net income	$82,527	$76,839	7.4	$167,489	$155,261	7.9

Per share data:
Basic earnings per share	$0.51	$0.46	10.9	$1.04	$0.92	13.0
Diluted earnings per share	$0.51	$0.46	10.9	$1.04	$0.92	13.0

Basic shares outstanding	160,312	167,975		160,542	168,460
Diluted shares outstanding	160,721	168,611		160,932	169,083

CINTAS CORPORATION SUPPLEMENTAL DATA
	Three Months Ended			Six Months Ended
	Nov. 30, 2006	Nov. 30, 2005 (Restated)*	% Chng.	Nov. 30, 2006	Nov. 30, 2005 (Restated)*	% Chng.
Rentals gross margin	44.5%	44.6%		44.7%	45.3%
Other services gross margin	36.3%	33.6%		36.0%	33.9%
Total gross margin	42.4%	41.9%		42.5%	42.5%
Net margin	8.9%	9.2%		9.1%	9.4%

Depreciation and amortization	$42,985	$39,307	9.4	$85,753	$77,660	10.4
Capital expenditures	$44,825	$34,037	31.7	$81,321	$70,181	15.9

Debt to total capitalization	27.4%	17.7%		27.4%	17.7%

RECONCILIATION TO GAAP MEASURES
	Three Months Ended			Six Months Ended
	Nov. 30, 2006	Nov. 30, 2005 (Restated)*	% Chng.	Nov. 30, 2006	Nov. 30, 2005 (Restated)*	% Chng.
Income before income taxes	$131,585	$123,265	6.7	$267,032	$248,569	7.4
Interest income	(1,623)	(1,332)	21.8	(3,149)	(3,034)	3.8
Interest expense	12,483	7,484	66.8	24,915	14,820	68.1
Earnings before interest and taxes	$142,445	$129,417	10.1	$288,798	$260,355	10.9

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	Nov. 30, 2006 (Unaudited)	May 31, 2006 (Restated)*
ASSETS
Current assets:
Cash and cash equivalents	$38,939	$38,914
Marketable securities	133,282	202,539
Accounts receivable, net	405,042	389,905
Inventories, net	217,575	198,000
Uniforms and other rental items in service	347,021	337,487
Prepaid expenses	13,594	11,163
Total current assets	1,155,453	1,178,008

Property and equipment, at cost, net	880,955	863,783

Goodwill	1,170,480	1,136,175
Service contracts, net	171,391	179,965
Other assets, net	56,785	67,306

	$3,435,064	$3,425,237

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$79,144	$71,635
Accrued compensation & related liabilities	50,649	50,134
Accrued liabilities	162,316	188,927
Income taxes:
Current	81,886	43,694
Deferred	56,493	51,669
Long-term debt due within one year	229,477	4,288
Total current liabilities	659,965	410,347

Long-term debt due after one year	561,796	794,454

Deferred income taxes	116,891	130,244

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized
FY 2007: 172,743,841 shares issued and 159,947,356
shares outstanding
FY 2006: 172,571,083 shares issued and 163,181,738
shares outstanding	126,641	120,860
Paid in capital	45,696	47,644
Retained earnings	2,428,406	2,260,917
Treasury stock
FY 2007: 12,796,485 shares; FY 2006: 9,389,345 shares	(523,573)	(381,613)
Other accumulated comprehensive income	19,242	42,384
Total shareholders' equity	2,096,412	2,090,192

	$3,435,064	$3,425,237

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	Nov. 30, 2006	Nov. 30, 2005 (Restated)*
Cash flows from operating activities:

Net income	$167,489	$155,261

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	66,074	61,982
Amortization of deferred charges	19,679	15,678
Stock-based compensation	1,250	3,045
Deferred income taxes	999	6,413
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(14,179)	(27,567)
Inventories	(19,254)	3,096
Uniforms and other rental items in service	(9,534)	(10,027)
Prepaid expenses	(2,424)	710
Accounts payable	7,506	(10,751)
Accrued compensation and related liabilities	515	1,657
Accrued liabilities	(28,979)	(43,231)
Tax benefit on exercise of stock options	(97)	(301)
Income taxes payable	38,289	49,934
Net cash provided by operating activities	227,334	205,899

Cash flows from investing activities:

Capital expenditures	(81,321)	(70,181)
Proceeds from sale or redemption of marketable securities	80,485	73,171
Purchase of marketable securities	(10,218)	(10,277)
Acquisitions of businesses, net of cash acquired	(53,782)	(87,078)
Other	(2,740)	3,111
Net cash used in investing activities	(67,576)	(91,254)

Cash flows from financing activities:

Proceeds from issuance of debt	252,460	0
Repayment of debt	(259,929)	(6,403)
Stock options exercised	5,781	7,152
Tax benefit on exercise of stock options	97	301
Repurchase of common stock	(141,960)	(114,170)
Other	(16,182)	7,875
Net cash used in financing activities	(159,733)	(105,245)

Net increase in cash and cash equivalents	25	9,400
Cash and cash equivalents at beginning of period	38,914	43,196
Cash and cash equivalents at end of period	$38,939	52,596

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.